EXHIBIT 99(b)
                                    , 2005
To: Participants in the 401(k) Plan of TD Banknorth Inc.
     As described in the enclosed materials, your proxy is being solicited in connection with an upcoming special meeting of shareholders of TD Banknorth Inc. because you have shares of TD Banknorth common stock allocated to your account under the 401(k) Plan of TD Banknorth. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank, and the transactions contemplated thereby. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of common stock of TD Banknorth allocated to your account under the 401(k) Plan will be voted.
     Enclosed with this letter is a prospectus/joint proxy statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account under the 401(k) Plan, and a stamped, pre-addressed return envelope. After you have reviewed the materials, I urge you to vote your shares in the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot in the envelope provided to Mellon Investor Services LLC, our transfer agent, or voting by telephone or via the Internet as described on the ballot. Your voting instructions will remain completely confidential. Only our transfer agent will have access to your ballot in order to certify the totals for the 401(k) Plan to TD Banknorth, N.A, which acts as Trustee for the 401(k) Plan, for the purpose of having those shares voted. No person associated with TD Banknorth will see the individual voting instructions.
     I urge each of you to vote, as a means of participating in the governance of the affairs of TD Banknorth. If your voting instructions are not received, the shares allocated to your account in the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties. While I hope that you will vote in the manner recommended by our Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Sincerely yours,

William J. Ryan
Chairman, President and
Chief Executive Officer

TD BANKNORTH INC.
401(K) PLAN BALLOT
SPECIAL MEETING OF SHAREHOLDERS
                                    , 2005
THIS BALLOT IS SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, as a participant who has common stock of TD Banknorth Inc. allocated to his or her account under the 401(k) Plan of TD Banknorth, hereby instructs TD Banknorth, N.A., as Trustee for the 401(k) Plan, to vote as designated on the reverse of this card all of the shares of common stock of TD Banknorth which the undersigned has allocated to his or her account pursuant to the 401(k) Plan at the special meeting of shareholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106 on            day,                      , 2005, at 10:00 a.m., local time, or any adjournment thereof.
     This Ballot may be revoked at any time before it is voted.
     Shares of common stock of TD Banknorth will be voted as specified. If you return this ballot properly signed but do not otherwise specify, shares will be voted “FOR” the proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth, Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank, and the transactions contemplated thereby. If you do not return this ballot, the shares allocated to your account in the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties.
IMPORTANT: PLEASE DATE AND SIGN THE BALLOT ON REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on this reverse side)

FOLD AND DETACH HERE
SPECIAL MEETING OF SHAREHOLDERS OF
TD BANKNORTH INC.
                                    , 2005

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒	Please mark here for address change or comments ☐ SEE REVERSE SIDE Please note that changes to the registered name(s) on the account may not be submitted via this method

1.	Proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp, and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank, and the transactions contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	In their discretion, upon any other matter that may properly come before the special meeting of shareholders or any postponement or adjournment thereof.
     The Board of Directors of TD Banknorth recommends a vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby. Such votes are hereby solicited by the Board of Directors.
     Note: If you receive more than one proxy or ballot, please date and sign each card and return all cards in the enclosed envelope.

Signature:	Signature:	Date:

Note: Please sign exactly as your name or names appear on this ballot. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.
FOLD AND DETACH HERE
TD BANKNORTH 401(K) PLAN VOTING INSTRUCTIONS
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.
Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot.

Internet		Telephone		Mail
http://www.proxyvoting.com/bnk1 Use the internet to vote. Have your ballot in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote. Have your ballot in hand when you call.	OR	Mark, sign and date your ballot and return it in the enclosed postage-paid envelope.

If you vote your ballot by Internet or by telephone, you do NOT need to mail back your ballot.